                                                                Exhibit 99(h)(2)

                       FORM OF PLACEMENT AGENCY AGREEMENT

      This PLACEMENT AGENCY AGREEMENT (the "Agreement") is made as of ___________, 2004, by and between ______________ (the "Placement Agent"), and
Hatteras Investment Partners LLC, a Delaware limited liability company ("Hatteras"), with reference to the following facts:

      The Placement Agent intends to introduce investors to the pooled investment vehicles listed on Exhibit A (each, a "Fund"), which may be amended by Hatteras from time to time. In consideration of the mutual covenants herein, the Placement Agent and Hatteras agree as follows:

      1. Engagement. Hatteras hereby engages the Placement Agent, and the Placement Agent hereby accepts such engagement, to solicit prospective investors for Hatteras in connection with the placement of limited partnership interests or shares, as applicable, in a Fund (each, an "Investment"). Such engagement is not exclusive, and Hatteras may engage any other placement agents and the Placement Agent may act as a placement agent for any other funds, without restriction. Hatteras represents to the Placement Agent that Hatteras serves as investment manager to each Fund, and receives an investment management fee from each Fund. [The parties represent that they are not affiliated persons of one another.](1)

      2. Investors. The term "Investor" means an individual, partnership, trust, plan or other entity (each a "Person") that acquired an Investment pursuant to introduction by the Placement Agent to a Fund. The Placement Agent acknowledges and understands that a Person solicited by it may be rejected by a Fund or its agents (including Hatteras), and in such circumstances the Person will not have acquired an Investment, and the Placement Agent will not be entitled to any fees hereunder. In addition, the Fund or its agents may, pursuant to the terms of the applicable organizational and operational documents of the Fund (e.g., the Fund's offering memoranda, partnership agreements, subscription agreements or Memorandum and Articles of Association, as applicable (the "Governing Documents")), compel the Investor to redeem its Investments or otherwise withdraw from the Fund, and in such cases, the Placement Agent will cease to be eligible to receive fees hereunder with respect to such Investor.

      3. Solicitation Activities. The Placement Agent agrees that:

            (a) The Placement Agent will introduce a Fund only to Persons that it reasonably believes meet the requirements to invest in a Fund, as set forth in the Governing Documents for the Fund. For example, if a Fund offers Investments pursuant to Regulation D under the Securities Act of 1933, as amended (the "1933 Act"), the Placement Agent will only present information about such Fund to Persons it reasonably believes are "accredited investors" within the meaning of Regulation D.

--------------------
(1) Note that this sentence should be excluded from the agreement with CapFinancial Partners, LLC.

            (b) The Placement Agent will conduct its activities in a manner: (i) such that, if Hatteras does not wish to register the Investments with the federal government, any state, or any other jurisdiction, the offer and sale of Investments will be exempt from any such registration requirements, (ii) such that, if Hatteras does not wish to remain registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), Hatteras will not be required to so register, and (iii) that is consistent with all instructions, policies and procedures that Hatteras provides orally or in writing from time to time to the Placement Agent.

            (c) The Placement Agent will deliver at the time of solicitation to each potential Investor any and all documents applicable to such solicitation, including the Governing Documents of such Fund and a brochure containing at least the information that would be contained in Part II of Hatteras' Form ADV (the "Hatteras Brochure"). Hatteras will determine in its sole discretion the materials that the Placement Agent will present to a potential Investor. The Placement Agent will obtain an executed statement in the form attached hereto as Exhibit B (from each potential Investor in Hatteras Multi-Strategy Fund I, L.P. ("Fund I")) or Exhibit C (from each potential Investor in Hatteras Diversified Strategies Fund LP ("Diversified Fund"), Hatteras Diversified Strategies Offshore Fund Ltd. ("Offshore Fund")or Hatteras Multi-Strategy Fund II, L.P. ("Fund II")) representing that the potential Investor has received such materials and acknowledges any such conflicts of interest, and the Placement Agent will deliver all such statements to Hatteras. Additionally, the Placement Agent will keep a log of all documents delivered to potential Investors, and consecutively number each copy of an offering memorandum delivered to such potential Investors, and identify the potential Investor and the document numbers on the appropriate logs. Promptly upon the request of Hatteras, and upon the termination of this Agreement, the Placement Agent will provide to Hatteras a copy of such logs and executed statements by potential Investors.

            (d) Unless expressly authorized by Hatteras in writing, the Placement Agent will not provide any potential Investor with any offering or sales materials created by the Placement Agent, and will not make any representations or warranties about Hatteras or a Fund, except with respect to representations set forth in the applicable Governing Documents of one or more Funds.

            (e) Unless expressly authorized in advance by Hatteras in writing, the Placement Agent will not engage in any form of general solicitation or advertising in performing the Placement Agent's duties under this Agreement. This prohibition includes, but is not limited to, any mass mailing, any advertisement, article or notice published in any magazine, newspaper or newsletter, and any seminar or meeting where the attendees are invited by any mass mailing, general solicitation or advertising. Related to this prohibition, the Placement Agent will not mention the Funds, Hatteras, the Investments or any information about the Placement Agent's duties under this Agreement in any public medium, including any newspaper, on radio or television, by electronic communication, or otherwise.

            (f) Prior to mentioning or sending any material about a Fund related to any potential Investor, the Placement Agent shall form a reasonable belief that the potential Investor is sophisticated and knowledgeable in business and financial matters and is capable of evaluating the merits and risks of purchasing an Investment.

            (g) The Placement Agent will not solicit a potential Investor who resides or is located outside of the United States without prior written approval from Hatteras. Further, notwithstanding any of the foregoing provisions to the contrary, the Placement Agent may not solicit a potential Investor that resides or is located in a Prohibited Jurisdiction, as set forth on Exhibit D, which Hatteras may revise from time to time. "Prohibited Jurisdiction" means a state, country or other jurisdiction in which Hatteras, in the reasonable exercise of its business judgment, believes that it may not offer Investments, serve as investment adviser, or pay compensation to the Placement Agent hereunder, without: (i) violating the provisions of the USA Patriot Act; or (ii) either Hatteras or the Placement Agent having to register with a government or agency thereof, provided Hatteras has not registered and does not wish to register in such jurisdiction.

      4. Term. Either party may terminate this Agreement, with or without cause, on 30 days' prior written notice to the other party. Notwithstanding anything to the contrary herein, (a) either party may terminate this Agreement immediately by notifying the other party in writing of a breach of this Agreement by the other party and (b) all provisions of this Agreement, other than Sections 1, 2 and 3 will survive the termination of this Agreement with respect to Investors who have invested with Hatteras prior to such termination, except that the provisions of Section 5 will survive only if the Placement Agent will not have breached this Agreement.

      5. Compensation. (a) As compensation for the services rendered by the Placement Agent hereunder, Hatteras will pay the Placement Agent, with respect to each Investor solicited hereunder: (i) a placement fee (the "Placement Fee") that may equal up to .25% with respect to the Diversified Fund or the Offshore Fund and up to .10% with respect to Fund I or Fund II, of the capital contributions made by each Investor solicited hereunder (as set forth in Exhibit
A), as agreed between Hatteras and the Placement Agent; and (ii) if applicable, a sales commission (the "Sales Load") of up to 3% of capital contributions made with respect to Investments in Hatteras Multi-Strategy Fund I, L.P. (as set forth in Exhibit A). Such amounts will be payable within 30 days after Hatteras has been paid such Placement Fee or Sales Load attributable to such Investor.

            (b) The Placement Agent represents that neither it nor any of its officers, directors, employees, affiliates or agents will, without the express prior written consent of Hatteras, which consent Hatteras may withhold in its sole discretion, share any part of the fees received pursuant to this Agreement with any other Person.

      6. Expenses. Unless otherwise and specifically agreed in writing, Hatteras will not pay or reimburse the Placement Agent for any out-of-pocket or other expenses incurred or paid by the Placement Agent in connection with the Placement Agent's engagement hereunder or otherwise and the Placement Agent shall be responsible for all its expenses.

      7. Indemnification by the Placement Agent. The Placement Agent will indemnify and defend the Funds, Hatteras, and their respective partners, directors, officers, shareholders, members, managers, controlling persons, employees and agents and hold them harmless, to the fullest extent permitted by law, from and against any and all costs, claims, liabilities, losses, damages and expenses (including reasonable attorneys' fees and expenses, all expert witnesses' fees and expenses and all costs of investigation), as they are incurred, that are directly or indirectly related to or otherwise incurred in connection with the Placement Agent's gross negligence, bad faith or willful misconduct, any violation by the Placement Agent of any law or regulation in connection with carrying out its duties under this Agreement or any breach by the Placement Agent of this Agreement.

      8. Confidentiality. The Placement Agent will hold in confidence any and all information and materials provided to the Placement Agent by Hatteras or an Investor. The Placement Agent will not use any such information or materials except for purposes contemplated by this Agreement, and the Placement Agent will not reproduce, disclose or distribute any such information or materials unless permitted by this Agreement without the prior written consent of Hatteras. The Placement Agent shall, on Hatteras' request or upon the termination of this Agreement for any reason, promptly return to Hatteras all Governing Documents and other materials theretofore provided to the Placement Agent by Hatteras and all copies thereof and excerpts therefrom in the Placement Agent's possession. Except as permitted hereby, the Placement Agent will not distribute any information relating to the Funds or Hatteras, including, without limitation, the Funds' Governing Documents and the Hatteras Brochure, to any Person without the prior approval of Hatteras.

      9. Representations and Warranties of the Placement Agent. The Placement Agent represents and warrants to Hatteras as follows:

            (a) The Placement Agent has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

            (b) The performance of the obligations under this Agreement by the Placement Agent will not violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Placement Agent, or any of its employees and affiliates, is a party or by which any such Person is bound or to which any of the property or assets of any such Person is subject, or any order, rule, law, regulation or other legal requirement applicable to any such Person or to the property or assets of any such Person.

            (c) There is not pending or, to the best of the Placement Agent's knowledge, threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which the Placement Agent or any affiliate thereof that is or may be a party thereto, or any of their properties that is or may be subject thereto, and no event has occurred relating to the Placement Agent or its affiliates that might render unavailable the exemptions from registration or qualification of Investments under federal or state securities laws, if applicable. Without limiting the generality of the foregoing, neither the Placement Agent nor any of its affiliates: (i) is subject to an order of the Securities Exchange Commission

(the "SEC") issued under Section 203(f) of the Advisers Act, (ii) has been convicted within the previous ten years from the date hereof of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A) through (D) of the Advisers Act, (iii) has been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraph (1), (5) or
(6) of Section 203(e) of the Advisers Act, (iv) is subject to any order, judgment or decree described in Section 203(e)(4) of the Advisers Act, or (v) is involved in any proceeding or subject to any order, judgment or decree under the rules of the National Association of Securities Dealers (the "NASD"). In the event that the Placement Agent becomes subject to any order, conviction, finding, judgment or decree described in this Section 9(c), it will promptly advise Hatteras of such fact and Hatteras will not be obligated to pay the Placement Agent any amount hereunder for such period in which the Placement Agent is subject to such order, conviction, finding, judgment or decree.

            (d) If the Placement Agent or any of its affiliates becomes subject to any event or condition that would make such Person ineligible under paragraph
(a)(1)(ii) of Rule 206(4)-3 under the Advisers Act to receive cash solicitation fees from Hatteras, Hatteras will not be obligated to make any payment whatsoever otherwise required by this Agreement unless and until the Placement Agent provides Hatteras with a written opinion of counsel, in form and substance acceptable to Hatteras in Hatteras' sole discretion, that such payments would not result in any violation of any law or regulation.

            (e) The Placement Agent has and will maintain all business and professional licenses, registrations and permits necessary or appropriate, and agrees to obtain and maintain any such license, registration or permit that may hereafter become necessary or appropriate, under all applicable laws and regulations to carry on the business contemplated by this Agreement. In particular, but without limiting the generality of the foregoing, the Placement Agent is and will be duly licensed or registered as a broker-dealer or registered representative of a broker-dealer under the laws of each jurisdiction requiring such licensing or registration. The Placement Agent will maintain each such license, registration and permit in full force and effect to the extent necessary or appropriate under all applicable laws and regulations to carry on the business contemplated by this Agreement.

            (f) The Placement Agent undertakes to perform its duties hereunder in a manner consistent with the instructions of Hatteras, the provisions of the Advisers Act and the rules thereunder, and the rules of, and notices issued by, the NASD.

            (g) The Placement Agent has reviewed the written disclosure statement substantially in the form attached hereto as Exhibit B or Exhibit C, as applicable, and such disclosure statement does not and will not contain any misstatement of a material fact or omit to state any material fact as relates to the Placement Agent stated therein or necessary to make the statements made therein not misleading. Without limiting the foregoing, the Placement Agent will not make any statement that could cause a reasonable person to conclude that it provides investment advisory services to the Fund or that Hatteras does not provide investment advisory services to the Funds.

            (h) The Placement Agent will not solicit any employee benefit plan covered by ERISA for which it or any of its officers, directors, employees, affiliates or agents serves as a trustee or administrator, or an employer of any employee covered by such plan.

            (i) The Placement Agent will not solicit any state or municipal entity for which either it or any of its officers, directors, employees, affiliates or agents has served, within the past two years, as a civil servant or an elected official or has been retained to provide professional services.

            (j) The Placement Agent has had the opportunity to review the Governing Documents and the Hatteras Brochure and has had the opportunity to ask Hatteras any questions and receive answers in connection with the statements contained in such documents and in connection with the terms and conditions by which Investments would be offered.

            (k) The representations and warranties set forth in Section 9(a) through (i) above shall be continuous during the entire term of this Agreement and if, at any time, any event will occur that could make any of the representations and warranties in this Section 9 incomplete or inaccurate, such event will be deemed to be a breach by the Placement Agent of this Agreement and the Placement Agent will immediately notify Hatteras of the occurrence of such event.

      10. Independent Contractor. The Placement Agent is and will hereafter act as an independent contractor and not as an employee or agent of Hatteras and nothing in this Agreement will be interpreted or construed to create any employment, agency, partnership, joint venture or other relationship between the Placement Agent and Hatteras. The Placement Agent will not hold itself out as having, and will not state to any Person that the Placement Agent has, any such relationship with a Fund or Hatteras other than as an independent contractor. Except to the extent that Hatteras is required by law or regulation to supervise the Placement Agent's activities, the Placement Agent will retain full control over the manner, means, methods, times and places by or at which the Placement Agent performs services under this Agreement.

      11. Notices. Except for oral notices expressly permitted hereby, any notice, consent, authorization or other communication to be given hereunder will be in writing and will be deemed duly given and received when delivered personally or transmitted by facsimile or, if sent by mail, five business days after being mailed by first class mail, or one business day after being sent by an internationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the address or facsimile number specified below that party's signature (or at such other address as will be specified by such party by like notice).

      12. Amendments. This Agreement may not be amended or modified except by a writing signed by both parties.

      13. Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of North Carolina, without giving effect to any choice of law provision thereof, except to the extent federal law (including the Advisers Act) pre-empts any provision of state law.

      14. Assignment; Entire Agreement; Counterparts. Neither this Agreement nor any rights under this Agreement are assignable and no duties or obligations under this Agreement are delegable. Any attempted or purported assignment or delegation will be void. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, with respect to the subject matter hereof. This Agreement is not intended to confer on any Person other than the parties hereto and the Persons described in Section 7 any rights or remedies hereunder. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same instrument.

      15. Headings; Gender; Number; References. The headings at the beginning of the sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, the singular includes the plural and vice versa, as the context may require. All references to sections are intended to refer to sections of this Agreement, except as otherwise indicated.

      16. No Waiver. No right or power of either party will be deemed to have been waived by any act or conduct on the part of that party, or by any neglect to exercise such right or power, or by any delay in so doing; and every right and power of that party will continue in full force and effect until such right or power is specifically waived by an instrument in writing executed by that party. No waiver of any right or power on any one occasion will be deemed to be a waiver of any other right or power on that occasion or of any right or power on any subsequent occasion. All remedies of either party against the other party are cumulative.

      17. Arbitration. THE PARTIES WAIVE THEIR RIGHTS TO SEEK REMEDIES IN COURT, INCLUDING ANY RIGHT TO A JURY TRIAL. Any claim for money damages between the parties in connection with any matter hereunder will be resolved by binding arbitration on an expedited basis in Wake County, North Carolina in accordance with the then prevailing rules of the American Arbitration Association and any judgment may be entered into any court having jurisdiction thereof. There will be three arbitrators selected within ten (10) days of notification to the other party of the dispute being referred to arbitration; each side to any controversy, dispute, disagreement, or claim will select an arbitrator and the two arbitrators so selected will select the third arbitrator; provided that: (i) the arbitrators will be practicing attorneys who are members of the North Carolina State Bar, (ii) the arbitrators will be knowledgeable in industry standards and practices, (iii) the authority of the arbitrators will be limited to construing and enforcing the express terms of hereunder, and (iv) the arbitrators will only state the reasons for the award in a written opinion if all parties to the arbitration so request.

      18. Attorneys' Fees. In the event of any controversy, claim or dispute between the parties arising out of or relating to this Agreement, or the alleged breach thereof, the prevailing party shall, in addition to any other relief or award, be entitled to recover its reasonable attorneys' fees and all of the costs incurred in connection therewith.

      19. Severability. If any agreement, covenant, warranty or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other agreements, covenants, warranties, and other provision of this Agreement shall, nevertheless, remain in full force and effect.

      IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the HATTERAS INVESTMENT PARTNERS LLC parties hereto as of the date first written above.

HATTERAS:

HATTERAS INVESTMENT PARTNERS             HATTERAS INVESTMENT PARTNERS
LLC                                      LLC

By: ____________________________         By: ____________________________
Name: David B. Perkins                   Name: J. Michael Fields
Title: President                         Title:  Director

Address: 8816 Six Forks Road, Suite 107  Address: 8816 Six Forks Road, Suite 107
         Raleigh, NC 27615-2983                   Raleigh, NC 27615-2983

Telephone: (919) 846-2324                Telephone: (919) 846-2324
Facsimile: (919) 846-3433                Facsimile: (919) 846-3433

PLACEMENT AGENT:

By: ____________________________
Name:
Title:

Address:

Telephone:
Facsimile:

                                    EXHIBIT A

                                                                      MAXIMUM
               FUND                                                PLACEMENT FEE
               ----                                                -------------
Hatteras Diversified Strategies Fund LP                               .25%

Hatteras Diversified Strategies Offshore Fund Ltd.                    .25%

Hatteras Multi-Strategy Fund I, L.P.(2)                               .10%

Hatteras Multi-Strategy II, L.P.                                      .10%

------------------
(2) Placement Agents of Investors in Hatteras Multi-Strategy Fund I, L.P. may be paid an additional Sales Load equal to 3% of capital contributions in the amount of $100,000 to $249,999, 2% of capital contributions in the amount of $250,000 to $499,999 and 1% of capital contributions in the amount of $500,000 to $999,999.

                                                                       EXHIBIT B

                              DISCLOSURE STATEMENT
                                FOR INVESTORS IN
                      HATTERAS MULTI-STRATEGY FUND I, L.P.

      Hatteras Investment Partners LLC ("Hatteras") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Hatteras serves as investment adviser to Hatteras Multi-Strategy Fund I, L.P. (the "Fund") and certain employees of Hatteras serve as the directors of the Fund. Hatteras has engaged the services of [name of Placement Agent] (the "Placement Agent") to solicit prospective investors to acquire interests in the Fund (the "Investment") pursuant to a written agreement.

      Investors in the Fund are charged a Placement Fee of up to .10% of an Investor's capital contributions to the Fund. The amount charged may vary among Investors based on negotiation. The Investor named below is being charged a Placement Fee of ___%. Additionally, Investors in the Fund are charged a Sales Load equal to 3% of capital contributions to the Fund in the amount of $100,000 to $249,999, 2% of capital contributions to the Fund in the amount of $250,000 to $499,999 and 1% of capital contributions to the Fund in the amount of $500,000 to $999,999. The compensation arrangements between Hatteras and the Placement Agent with respect to the Investor named below are set forth below:

                                Terms of compensation (include rate,
                                basis and term (i.e., up front or               Relationship of Placement with
Name of Placement Agent         ongoing) of payment)                            Hatteras (if any)
------------------------        -----------------------------------             ---------------------------------
__________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________

      To the extent that an Investor's Placement Fee and/or Sales Load is higher than that charged to others, its cost of investing in the Fund is higher than the cost of investing for other investors. Otherwise, the compensation to the Fund and the Placement Agent does not in any way affect any management or performance fee or allocation that an Investor would be charged or allocated in the event that an Investor acquired the Investment without solicitation by the Placement Agent.

      Please acknowledge your receipt of this written Disclosure Statement and the Part II of Hatteras' Form ADV (the "Hatteras Brochure"):

I hereby acknowledge receipt of this Disclosure Statement and the Hatteras Brochure.

_________________________                                _____________________
Name                                                     Date

                                                                       EXHIBIT C

                              DISCLOSURE STATEMENT
                                FOR INVESTORS IN
                    [HATTERAS DIVERSIFIED STRATEGIES FUND LP
               HATTERAS DIVERSIFIED STRATEGIES OFFSHORE FUND LTD.
                     HATTERAS MULTI-STRATEGY FUND II, L.P.]

      Hatteras Investment Partners LLC ("Hatteras") is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Hatteras serves as investment adviser to [insert name of fund] (the "Fund") and certain employees of Hatteras serve as the directors of the Fund. Hatteras has engaged the services of [name of Placement Agent] (the "Placement Agent") to solicit prospective investors to acquire interests in the Fund (the "Investment") pursuant to a written agreement.

      Investors in the Fund are charged a Placement Fee of up to [.25%](3) [.10%](4) of an Investor's capital contributions to the Fund. The amount charged may vary among Investors based on negotiation. The Investor named below is being charged a Placement Fee of ___%. The compensation arrangement between Hatteras and the Placement Agent with respect to the Investor named below are set forth below:

                                         Terms of compensation (include rate,
                                         basis and term (i.e., up front or      Relationship of Placement Agent with
Name of Placement Agent                  ongoing) of payment)                   Hatteras (if any)
-----------------------                  ------------------------------------   ------------------------------------
__________________________________________________________________________________________________________________

__________________________________________________________________________________________________________________

      To the extent that an Investor's Placement Fee is higher than that charged to others, its cost of investing in the Fund is higher than the cost of investing for other investors. Otherwise, the compensation to the Fund and the Placement Agent does not in any way affect any management or performance fee or allocation that an Investor would be charged or allocated in the event that an Investor acquired the Investment without solicitation by the Placement Agent.

      Please acknowledge your receipt of this written Disclosure Statement and the Part II of Hatteras' Form ADV (the "Hatteras Brochure"):

I hereby acknowledge receipt of this Disclosure Statement and the Hatteras Brochure.

_________________________                                  __________________
Name                                                       Date

---------------
(3) For Hatteras Diversified Strategies Fund LP and Hatteras Diversified Strategies Offshore Fund Ltd.

(4) For Hatteras Multi-Strategy Fund II, L.P.

                                                                       EXHIBIT D

LIST OF PROHIBITED JURISDICTIONS